Exhibit 99.1

Purdue Pharmaceutical Products L.P. and Transcept Pharmaceuticals, Inc.

Sign Exclusive Agreement to Commercialize Intermezzo® in the United States

Transcept Retains Option to Co-Promote to Psychiatrists

Intermezzo® under FDA review for use as needed for the treatment of insomnia when a middle-of-the-night awakening is followed by difficulty returning to sleep

Stamford, CT, and Pt. Richmond, CA, August 2, 2009 – Purdue Pharmaceutical Products L.P. and Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced entry into an exclusive license and collaboration agreement to commercialize Intermezzo® (zolpidem tartrate sublingual tablet) in the United States. If approved by the U.S. Food and Drug Administration (FDA), Intermezzo® has the potential to be the first prescription sleep aid specifically approved for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. The FDA has established October 30, 2009 as the Prescription Drug User Fee Act (PDUFA) action date for the Intermezzo® New Drug Application (NDA).

In the agreement announced today, Transcept has granted Purdue and a Purdue associated company an exclusive license to market, sell and distribute Intermezzo® in the United States and the right to negotiate for the commercialization of the product in Canada and Mexico. Transcept has retained an option to co-promote Intermezzo® to psychiatrists in the United States and has retained rights to commercialize Intermezzo® in the rest of the world.

Under the terms of the agreement, Purdue will pay Transcept near-term milestones that include an upfront cash payment of $25 million and an additional payment of up to $30 million based upon the timing of an FDA approval of Intermezzo®, which approval and payment are subject to review and acceptance by Purdue. Transcept is eligible to receive up to an additional $90 million upon reaching future milestones related to achievement of intellectual property and U.S. net sales targets.

Purdue will pay double-digit royalties to Transcept ranging up to the mid-twenty percent level on U.S. net sales of Intermezzo®. If Transcept elects to exercise its psychiatrist co-promotion option, Transcept will receive an additional double-digit royalty on the portion of U.S. net sales generated by psychiatrists. Under the agreement, Transcept can enter the market under the co-promotion option as early as the first anniversary of the commercial launch of Intermezzo® by Purdue.

Glenn A. Oclassen, President and Chief Executive Officer of Transcept, said, “This agreement is a transforming event for Transcept. Purdue has an established and growing primary care marketing and sales capability that we believe is ideally positioned to introduce Intermezzo® to physicians. Purdue has a demonstrated track-record in the key disciplines needed to drive the awareness and acceptance of Intermezzo®, including successful experience marketing to national distributors, managed care organizations and primary care physicians. We believe that Intermezzo® has the potential to occupy an important position in the substantial worldwide market for prescription sleep aids, and that our U.S. partnership with Purdue is a key step toward the commercial success of Intermezzo® .”

Mr. Oclassen continued, “This agreement further increases our substantial cash reserves and aligns us with a powerful partner that will make a significant U.S. primary care sales and marketing investment. Our agreement with Purdue establishes the potential for a substantial Transcept revenue stream, and now enables us to focus increasing attention on prospective Intermezzo® commercialization partners in other parts of the world. The increased resources Transcept receives from this collaboration will also support our continued product pipeline expansion efforts. Finally, our option to co-promote Intermezzo® in the United States provides a foundation for achieving our long-term goal of becoming a fully integrated specialty pharmaceutical company and creating even greater value for our shareholders.”

Purdue’s President and Chief Executive Officer, John H. Stewart commented, “We are excited to be working with Transcept towards the launch of this potential new entry into the prescription sleep aid market. This agreement is part of Purdue’s plan to diversify our product portfolio and broaden our commercial focus into therapeutic areas that complement our leadership position in pain management.” Mr. Stewart added, “We are confident that prescribers will find Intermezzo® to be a valuable therapeutic option for managing patients with middle-of-the-night sleep disorders that fall within the proposed indication for the product’s use.”

About Intermezzo®

Intermezzo® (zolpidem tartrate sublingual tablet) has the potential to be the first prescription sleep aid specifically approved for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Intermezzo® is a sublingual low dose formulation of zolpidem, the active agent most commonly prescribed in the United States for the treatment of insomnia. Intermezzo® uses approximately one-quarter to one-third of the dose of active drug contained in currently marketed zolpidem-based sleep aids, in a formulation designed to promote rapid sublingual absorption. Transcept believes that Intermezzo®, by combining the reduced zolpidem dose with administration only on those nights when a middle of the night awakening actually occurs, has the potential to reduce unnecessary sedative-hypnotic exposure.

Two Phase 3 clinical studies evaluated 376 patients receiving either Intermezzo® or placebo. In the first study, a sleep laboratory trial using an objective polysomnographic endpoint, Intermezzo® demonstrated a statistically significant decrease versus placebo in the time it took patients to return to sleep as measured by Latency to Persistent Sleep. In the second study, an outpatient trial, Intermezzo® demonstrated a statistically significant decrease in Latency to Sleep Onset, a subjective patient reported endpoint. The most common adverse event seen in these trials was headache (2.7 percent active versus 1.4 percent placebo in the outpatient study).

The FDA has established October 30, 2009 as its target date under PDUFA to take action on its review of the NDA. Transcept is actively pursuing patents to protect Intermezzo® in the United States and key non-U.S. markets, and, as part of the NDA submission, has requested that the FDA grant three years of Hatch-Waxman marketing exclusivity to Intermezzo®.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. For further information, please visit the company’s website at: www.transcept.com.

About Purdue

Purdue Pharma L.P. and its associated U.S. companies are privately-held pharmaceutical companies known for pioneering research on persistent pain. Headquartered in Stamford, CT, Purdue is engaged in the research, development, production, and distribution of both prescription and over-the-counter medicines and hospital products. Additional information about Purdue can be found at www.purduepharma.com.

Transcept Conference Call

Transcept will host a conference call at 8:30 a.m. ET on Monday, August 3, 2009, to discuss the agreement. The conference call will be simultaneously web cast on the Investor Relations section of the Transcept website at www.transcept.com. A replay of the call will be available on the website shortly after the conclusion of the call until Monday, September 7, 2009.

Date: Monday, August 3, 2009

Time: 8:30 a.m. ET

Dial-in (U.S.): 877-545-1490

Dial-in (International): 719-325-4864

A telephone replay of the conference call will be available beginning August 3, 2009 at 11:30 a.m. ET and ending on August 17, 2009. The replay telephone number is 888-203-1112 (U.S.) or 719-457-0820 (International), Replay Passcode: 5541799.

Transcept Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to expectations with respect to the launch and market potential of Intermezzo®; expectations with respect to the activities of Transcept and Purdue and the satisfaction of conditions under the United States License and Collaboration Agreement (Collaboration Agreement); expectations regarding potential milestone payments and royalties under the Collaboration Agreement; the timing of regulatory decisions with respect to the NDA for Intermezzo® with the FDA; expectations for use of proceeds that may be obtained pursuant to the Collaboration Agreement; plans of Transcept to exercise the option to co-promote Intermezzo® and to develop a specialty sales force; plans of Purdue to make a significant U.S. primary care marketing investment and prioritize Intermezzo® commercialization; Intermezzo® being the first commercially available sleep aid in the United States in its target indication; the potential reduction of hypnotic sleep aid dosing through use of Intermezzo®; and the ability of Transcept to achieve its goal of becoming a fully integrated specialty pharmaceutical company. Transcept may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including risks related to: the opinion of the FDA on the sufficiency of the NDA to support marketing approval of Intermezzo®; the grant by the FDA and maintenance of exclusivity to Intermezzo® under Hatch-Waxman; a decision by Purdue to terminate the Collaboration Agreement, even if the Intermezzo® NDA is approved; commercial acceptance of Intermezzo®, if approved; competition for Intermezzo® , if approved; unforeseen expenses related to FDA approval and the business of Transcept generally; dependence on third parties to manufacture Intermezzo®; a decision by Purdue to not devote sufficient time or resources to commercialization of Intermezzo®; obtaining, maintaining and protecting the intellectual property incorporated into Intermezzo®; other difficulties or delays in the commercialization of Intermezzo®, carrying out activities or obtaining payments under the Collaboration Agreement and clinical development of, and obtaining regulatory approval for, Transcept product candidates; the ability of Transcept to expand its product candidate portfolio; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Purdue Pharma L.P.	Transcept Pharmaceuticals, Inc.
James Heins	Greg Mann
Senior Director, Public Affairs	Director of Corporate Communications
(203) 588-8069	(510) 215-3567
james.heins@pharma.com	gmann@transcept.com

Libby Holman
Associate Director, Public Affairs	The Ruth Group
(203) 588-7670	Investors / Media
libby.holman@pharma.com	Sara Ephraim Pellegrino / Jason Rando
(646) 536-7017 / 7025
spellegrino@theruthgroup.com
jrando@theruthgroup.com